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                                                                    EXHIBIT 99.1


COHO ENERGY, INC. HIRES FINANCIAL ADVISOR

Dallas, Texas, April 20, 2001. -- Coho Energy, Inc. (OTC: CHOH) announced today that it has hired JPMorgan, a division of Chase Securities Inc., to act as its financial advisor in evaluating various strategic opportunities for the Company, which may include strategic transactions involving the sale of all or a part of the Company.

The Company's board of directors expects to announce the date for this year's annual meeting of shareholders at a later date pending the conclusion of the strategic review process.

Coho Energy, Inc. is a Dallas based oil and gas producer focusing on exploitation of underdeveloped oil properties in Oklahoma and Mississippi.

For further information contact: Gary Pittman (972) 774-8300.